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                                                                    EXHIBIT 10.6




                              EMPLOYMENT AGREEMENT



                 THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into as of September 30, 1997, by and between American Italian Pasta
Company, a Delaware corporation (the "Company") and Horst W. Schroeder ("Mr. Schroeder"), will become effective on the date that the Company's initial public offering of common stock is consummated (hereinafter the "Effective Date").


                 WITNESSETH:

                 WHEREAS, the Company and Mr. Schroeder are parties to an Employment Agreement dated as of January 1, 1996 (the "1996 Employment Agreement") and the parties desire, as of the Effective Date, to terminate and supersede the 1996 Employment Agreement in its entirety; and

                 WHEREAS, prior to the Effective Date the Company desires to continue to employ Mr. Schroeder and he desires to continue to be employed by the Company on the terms set forth in the 1996 Employment Agreement;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Term. The Company hereby employs Mr. Schroeder for an initial term commencing on the Effective Date, and terminating three (3) years from the Effective Date, but in no event later than December 31, 2000; unless the initial term is extended or renewed by mutual agreement in writing of the parties hereto or this Agreement is earlier terminated pursuant to
Section 5 hereof (collectively the "Term"). In the event one of the parties wishes to extend or renew the Term it will so notify the other party at least ninety (90) days prior to the date on which the Agreement would otherwise terminate so that the parties may enter into discussions regarding such renewal or extension.

                 2. Position and Responsibilities. Mr. Schroeder will serve as a Director and the Chairman of the Board of the Company and render such advice and services to the Company during the Term as may be reasonably required by the Company in accordance with this Agreement, including but not limited to the following:

                 a. Serve on all key committees of the Board of Directors, except as may be prohibited, deemed inadvisable or as may create adverse consequences to the Company or its employees under applicable securities laws, tax laws, stock exchange regulations, or any other applicable law, rule or regulation, as determined by the Company's legal counsel.

                 b. Counsel and assist the Company's management in the development, implementation and control of the Company's business objectives and strategies to further the profitable growth of the Company.


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                 c.       Assist in developing and implementing operational and
marketing strategies which will support the Company's business growth plan.

                 d. Assist and counsel the Company's management in all matters related to the implementation of the Company's business plan.

                 The Company agrees to give reasonable advance notice to Mr. Schroeder regarding the anticipated timing and duration of the services needed and understands and agrees that in no event shall Mr. Schroeder's physical presence be required to render services to the Company for more than an aggregate of fifty (50) days in each calendar year during the Term. It is expressly understood and agreed by the parties hereto that any request for services in addition to the foregoing limitations shall be subject to Mr. Schroeder's availability. In rendering his services to the Company, Mr. Schroeder shall report directly to the Company's Board of Directors.

                 3.       Compensation.

                 a. Base Compensation. As base compensation ("Base Compensation"), the Company shall pay Mr. Schroeder $4,000.00 per day ("the Daily Rate") for each day of service rendered to the Company; provided, however, that in the event Mr. Schroeder is willing and able to render services but the Company does not request services which aggregate thirty (30) days for any given calendar year, then, the Company shall pay Mr. Schroeder for a minimum of thirty days in said calendar year. Within a reasonable time after the end of each calendar quarter, Mr. Schroeder will provide the Company a written statement describing the services rendered during the said calendar quarter and within fifteen (15) days after receipt of said written statement, the Company shall pay Mr. Schroeder for said services. In the event the Company does not request at least thirty (30) days of service from Mr. Schroeder during a given calendar year, then, on or before the last business day of said calendar year, the Company shall pay Mr. Schroeder an amount equal to the Daily Rate times the number of days fewer than thirty for which services were not rendered because they were not requested by the Company.

                 b. Signing Bonus. Upon execution of the 1996 Employment Agreement, the Company paid a signing bonus to Mr. Schroeder in the amount of Three Hundred Thirty Thousand Dollars ($330,000). In the event that Mr. Schroeder does not fulfill his obligation to render services to the Company for the full term of the 1996 Employment Agreement, which commenced on January 1, 1996, and would have expired on December 31, 1998 (the "Original Term"), because: (i) he voluntarily terminates this Agreement (for a reason other than those permitted in Section 5(c) hereof) or breaches this Agreement by refusing to provide the services to be rendered hereunder, or (ii) he is terminated for Cause as defined in this Agreement, then he shall repay to the Company that portion of the signing bonus which relates to the period of the Original Term for which he does not render services. The amount of the repayment shall be based on the assumption that Mr. Schroeder will render a minimum of thirty (30) days of services in each calendar year during the Original Term. Therefore, for each day of service rendered less than thirty in each year during the
Original Term, Mr. Schroeder will repay $3,666.67 to the Company.    As an
example and solely for purposes of illustration:  If Mr.





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Schroeder is terminated for Cause after rendering ten (10) days of service in
1998, then he would repay the sum of $73,333.40 ($3,666.67 x 20 days for 1998).
For purposes of this Section 3(b), the cessation of services by Mr. Schroeder because of his death or Disability (as defined in Section 5(a) below) shall not be deemed to be a voluntary termination of this Agreement or a refusal to provide the services to be rendered hereunder and therefore would not create a repayment obligation by him or his estate.

                 c. Bonuses. During the Term of this Agreement, Mr. Schroeder will be entitled to participate in an equitable manner with other senior executive employees of the Company in discretionary bonuses authorized and declared from time to time by the Board of Directors or its Compensation Committee. In addition, Mr. Schroeder will be entitled to participate in the Company's 1996 Salaried Employee Bonus Plan (the "Bonus Plan") attached hereto as Exhibit A, as the same may be amended, modified or terminated. The "norm bonus" under the Bonus Plan will be in an amount equal to 50% of Mr. Schroeder's Base Compensation and the Bonus Plan will have a "target bonus" equal to up to 75% of Mr. Schroeder's Base Compensation.

                 d. Withholdings. All payments due under this Agreement will be subject to the required and customary employment tax and income tax withholdings.

                 4. Expense Reimbursement. The Company shall reimburse Mr. Schroeder for necessary and reasonable business expenses incurred in connection with the performance of duties hereunder. Mr. Schroeder shall provide an invoice to the Company for such expenses at the end of the quarter in which such expenses were incurred. The Company shall, subject to its normal review and approval policies and procedures, pay such invoice of Mr. Schroeder not later than on the due date stated therein which date shall not be less than fifteen (15) days after the date such invoice was provided to the Company.

                 5.       Termination.

                 a. Death or Disability. If Mr. Schroeder is prevented from providing the services or performing the assignments herein contemplated due to his illness, incapacity or injury for a period of sixty (60) consecutive days or sixty (60) days in the aggregate in any 6 month period ("Disability") or his death, the Company may terminate this Agreement immediately by giving written notice to such effect. Upon the death or Disability of Mr. Schroeder, the Company shall pay to him or his designated beneficiary or estate all amounts due and unpaid for services rendered prior to his death or Disability.

                 b. Termination of Employment by Company for Cause. The Company may also terminate this Agreement for "Cause" (as defined below). Upon termination for Cause, the Company will pay to Mr. Schroeder all amounts due and unpaid for services rendered prior to termination. The Term shall be terminated effective the date of such termination for Cause and, except as provided in the foregoing sentence, no further amounts shall be payable hereunder. For purposes of this Agreement, "Cause" shall mean (i) Mr. Schroeder's willful and continued failure substantially to perform its or his duties hereunder (other than as a result of Disability





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or death of Mr. Schroeder); (ii) an act or acts on Mr. Schroeder's part constituting a felony under the laws of the United States or any state thereof;
(iii) the willful engaging by Mr. Schroeder in conduct that is significantly injurious to the Company, monetarily or otherwise, after a written demand for cessation of such conduct is delivered to him by the Board, which demand specifically identifies the manner the Board believes he has engaged in such conduct and the injury to the Company resulting therefrom; or (iv) the breach by Mr. Schroeder of any of the covenants in Sections 6 and 7 of this Agreement.

                 c. Termination of Employment by Mr. Schroeder for Good Reason. Mr. Schroeder may resign and terminate this Agreement for "Good Reason" by giving written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean any of the following reasons: (i) the Company willfully fails to pay an amount due under this Agreement after Mr. Schroeder has provided written notice to the Company of such failure; (ii) the occurrence without Mr. Schroeder's written consent of a Change of Control (as defined in the October 30, 1992 Shareholders Agreement by and among the Company, Mr. Schroeder, The Morgan Stanley Leveraged Equity Fund, L.P. and the other parties thereto); or (iii) there occurs a significant strategic disagreement between Mr. Schroeder and a majority of the members of the Board of Directors of the Company involving: (a) the CEO position, (b) a Significant Strategic Alliance (as defined below) or other fundamental change in the nature of the Company's business, (c) removal by the Company of Mr. Schroeder as Chairman of Board of Directors other than for Cause, or (d) removal by the Company of Mr. Schroeder from any key committee of the Board of Directors other than for Cause (except as provided in Section 2(a) hereof).

                 If Mr. Schroeder terminates this Agreement for Good Reason, Mr. Schroeder shall no longer be obligated to provide any services to the Company and shall be entitled to receive a prompt payment of all amounts due for service rendered but not yet paid, and an amount equal to: (ii) the unpaid balance due for the remainder of the Term; and (iii) an additional payment equal to $2,000 multiplied by the number of days of service remaining under the Term (but in no event shall such number of days of service exceed thirty (30) days for any calendar year during the Term). As an example and solely for purposes of illustration: If Mr. Schroeder terminates employment for Good Reason after rendering ten (10) days of service in 1998, the Company will pay Mr. Schroeder the additional sum of $120,000 (the sum of $4,000 x 20 days, and $2,000 x 20 days for 1998), plus an additional sum for each additional year remaining under the Term of this Agreement, calculated based upon the formula set forth in this paragraph and based upon a minimum of thirty (30) days of service in each year.

         Furthermore, upon termination of this Agreement for Good Reason by Mr. Schroeder, the unvested portion of the Options granted pursuant to the Plans shall accelerate and become immediately vested ("Options" and "Plans" are defined in Section 12(b)).

         For purposes of this Agreement, the parties agree that "Significant Strategic Alliance" shall mean a significant strategic alliance of a magnitude similar to the recently completed long term supply agreement and related financing with CPC International Inc.





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                 6.       Non-Competition.  During, and for the two year period
following termination of the Term Mr. Schroeder will not, without the prior written consent of the Board, directly or indirectly be or remain employed or retained by, or consult with or render any services for any person, firm, partnership, joint venture, limited liability company, association, corporation or other business organization, entity or enterprise engaged in any business, which is competitive with the business in which the Company or any of its subsidiaries or affiliates is engaged at any time during the Term, it being expressly understood and agreed by the Company that (i) the foregoing limitation shall not prohibit or otherwise constrain or apply to Mr.
Schroeder's provision of consulting and other business advisory services to any affiliate of Morgan Stanley, Dean Witter, Discover & Co., and (ii) to the extent consistent with the foregoing, Mr. Schroeder may provide consulting services to other clients which do not compete, directly or through one or more subsidiaries or affiliates, in any way with any business in which the Company or any of its affiliates or subsidiaries is engaged provided such services do not interfere with the services to be provided hereunder.

                 7. Confidentiality. During and after the Term, Mr. Schroeder will not disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, limited liability company, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Mr. Schroeder's breach of this Agreement. Mr. Schroeder agrees that upon termination of the Term for any reason, he will return to the Company immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that Mr. Schroeder may retain personal notes, notebook and diaries. Mr. Schroeder further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

                 8. Specific Performance; Other Actions. Mr. Schroeder acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 would be inadequate and, in recognition of this fact, Mr. Schroeder agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                 9. Employee Benefit. The Company agrees to seek to have Mr. Schroeder included and covered by the Company's medical and other employee benefit plans to the extent he satisfies the eligibility requirements of the applicable plans and insurers.





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                 10.      Indemnity; Fees and Expenses.  The Company agrees to
hold harmless Mr. Schroeder for all acts or decisions made by him in good faith related to his performance of services hereunder. The Company agrees to pay any and all reasonable legal fees and related expenses incurred by Mr. Schroeder in connection with entering into and performing services under this Agreement. The Company will use its reasonable best efforts to obtain coverage for Mr. Schroeder under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the Company against liability from claims or causes of action which arise as a result of or with respect to this Agreement; provided, however, it is understood by each of the parties hereto that the Company does not currently have insurance coverage for its directors and officers and is not required to obtain such insurance. If, however, the Company obtains such insurance coverage and Mr. Schroeder serves as a director or officer of the Company, Mr. Schroeder will be included as an insured party in his capacity as such.

                 11. Stock Options. Upon the Effective Date of this Agreement, the Company shall grant Mr. Schroeder additional Options under the 1997 Plan (as defined in Section 12b) to acquire additional shares of the Company's common stock, said additional shares to be equal to at least 2.0% of the Company's aggregate outstanding common stock (on a fully diluted basis) immediately prior to the public offering (the "Additional Options"). The exercise price of the Additional Options shall be the price at which the Company's common stock is sold to the public in the public offering. Three-fourths (3/4) of the Additional Options will vest on the first anniversary date of the Effective Date of this Agreement; provided that, in no event will such three-fourths (3/4) portion of the Additional Options vest later than December 31, 1998. The remaining one-fourth (1/4) of the Additional Options will vest as follows: One-eighth (1/8) of the Additional Options will vest on the second and third anniversary date of the Effective Date of this Agreement. The Additional Options will be exercisable over a ten-year period following each portion of the Additional Option's respective vesting dates.
The Additional Options shall be adjustable for any recapitalization which is a part of the public offering.

                 12.      Miscellaneous.

                 a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

                 b. Entire Agreement; Amendments. This Agreement supersedes any and all prior understandings and agreements between the parties with respect to the subject matter referred to herein, it being understood that all Option Agreements granting Options (the "Option Agreements") to Mr. Schroeder pursuant to the American Italian Pasta Company 1992 Stock Option Plan or the American Italian Pasta Company 1997 Stock Option Plan (the "1997 Plan") (collectively, the "Plans") shall remain in full force and effect. This Agreement contains the entire understanding of the parties with respect to the Company's employment of Mr. Schroeder. Except as provided in the Plans, the Option Agreements, and the Shareholder's Agreement between the Company and the shareholders thereto, dated ____________________________, 1997, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth





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herein.  This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties hereto.

                 c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 d. Severability. If any one or more of the provisions of this Agreement are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                 e. Assignment. This Agreement may not be assigned by Mr. Schroeder except with respect to his rights to receive payments under
Section 3 hereof and may be assigned by the Company only with the consent of Mr. Schroeder; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

                 f. Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or any dispute between the Company and Mr. Schroeder shall be submitted to arbitration in Missouri under the auspices of the American Arbitration Association.

                 g. Successors; Binding Agreement. The Company shall seek to cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

                 h. Notice. For the purposes of this Agreement, notices and all other communications (including invoices) provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 i. Headings. The headings used in this Agreement are for convenience only and shall not affect the meaning of or be used to interpret any provisions herein.





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                 j.       Counterparts.  This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                 THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.



                                             AMERICAN ITALIAN PASTA COMPANY


                                              /s/ T.S. Webster
                                             -----------------------------------

                                             Name:  Timothy S. Webster
                                             Title:  President
                                                      1000 Italian Way
                                                      Excelsior Springs,
                                                      Missouri 64024


                                             HORST W. SCHROEDER


                                              /s/ Horst W. Schroeder
                                             -----------------------------------

                                             31 Battery Road
                                             Hilton Head, South Carolina 29928





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